Exhibit 99.1

630 Las Gallinas Ave
San Rafael, CA 94903
For Immediate Release
April 26, 2007

Contact:	Mark Garwood
President / CEO
Epic Bancorp
415-526-6400

Epic Bancorp Appoints
New Chairman

Veteran Director Carolyn Horan
Will Also Become Chair of Tamalpais Bank

San Rafael, CA—April 26, 2007—Epic Bancorp (NASDAQ:  EPIK) (the “Company”) today announced that effective April 23, 2007 long-time member of the Board of Directors, Dr. Carolyn B. Horan has been appointed as Chairman of the Company as well as its subsidiary Tamalpais Bank.

Horan, a nationally-known educator and community leader, was a co-organizer and founding shareholder of Epic Bancorp, and served as Vice Chair of Epic Bancorp since its inception in 1988 and as Vice Chair of Tamalpais Bank since its inception in 1991 to 2004.  She currently chairs the Board’s nominating and governance committee.

Epic also announced that Richard E. Smith, a CPA who has also been on the Board since its inception, has been appointed as Vice Chairman of the Company.  He has served as a director of Epic Bancorp since its inception in 1988 and as a director of Tamalpais Bank since its inception in 1991.

“We have a veteran board and a strong management team in place,” Horan said.  “I am proud to be in the position to provide continuity and leadership as we pursue our strategies in the banking and wealth management industries.”

Mark Garwood remains CEO/president and a director of Epic Bancorp as well as vice chairman and a director of Tamalpais Bank.

Epic Bancorp
Press Release
April 26, 2007

“Under Mark’s leadership, the Bank has successfully built a strong branch system and an outstanding loan portfolio,” she said.  “With our strong community involvement and our innovative marketing programs, I am confident that we have the team in place to aggressively pursue our goals.”

Horan, Vice Chairman and also a director of Epic Wealth Management since 2005, will step down from this latter position when she becomes Chairman of Epic Bancorp.

She served as Executive Director of the Buck Institute for Education, a research and development institute (1987-2001).  Prior to her work at the Buck Institute, she served as Assistant Superintendent of Educational Services and Planning for the Marin County Office of Education.  A resident of Forestville, she holds a BS and MA from San Francisco State University as well as an EdD in education from Nova University in Florida.  Horan was inducted into the Marin County Women’s Hall of Fame in 1992.

Currently, Smith chairs Epic’s independent Audit Committee. He is also a Certified Fraud Examiner, and he has testified extensively as an expert accounting witness in civil and criminal judicial proceedings involving fraud, white-collar crime and accounting malpractice issues.

Horan will succeed Kit M. Cole who recently announced that she was taking a medical leave of absence from her position as executive chairman of Epic Bancorp and would be stepping down from all three boards.

About Epic Bancorp

Epic Bancorp (www.epicbancorp.com) based in San Rafael, CA, is the parent company of Tamalpais Bank and Epic Wealth Management. The Company had $500 million in assets and $370 million in deposits as of March 31, 2007.  Shares of the Company’s common stock are traded on the NASDAQ Capital Market System under the symbol EPIK. For additional information, please contact Mark Garwood at 415-526-6400.

About Tamalpais Bank

Tamalpais Bank, a wholly owned subsidiary of Epic Bancorp, operates seven branches in Marin County and a loan production office in Santa Rosa.  The branches are located in Corte Madera, Greenbrae, Mill Valley, San Anselmo, San Rafael, Terra Linda, and Tiburon/Belvedere.

Epic Bancorp
Press Release
April 26, 2007

About Epic Wealth Management

Epic Wealth Management specializes in helping clients of Tamalpais Bank and other high net worth families reach their lifetime financial goals through a collaborative, comprehensive and education-oriented approach to investment management. Epic Wealth Management is located at 851 Irwin Street in San Rafael. For additional information about Epic Wealth Management, please call 415-526-4300.

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This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Epic Wealth Management . These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged;(5) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (6) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability of our wealth management business and;  (7)other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties.  Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.